UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2006

EAGLE BROADBAND, INC.
(Exact name of registrant as specified in its charter)

TEXAS (State or other jurisdiction of incorporation or organization)	1-15649 (Commission File Number)	76-0494995 (I.R.S. Employer Identification Number)

101 COURAGEOUS DRIVE
LEAGUE CITY, TEXAS 77573
(Address of principal executive offices) (Zip Code)

(281) 538-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Effective April 18, 2006, the company entered into an employment agreement with Brian Morrow, whereby Mr. Morrow will serve as the Chief Operating Officer of the company. The agreement continues through April 18, 2010, unless terminated earlier by the parties under the terms of the agreement. The agreement provides for an annual base salary of $200,000.00. Mr. Morrow will also be eligible to receive an annual bonus based upon the attainment of certain objectives. If Mr. Morrow’s employment is terminated for reasons other than cause, Mr. Morrow will be entitled to his salary for six months.

Item 5.02 Appointment of Principal Officers.

On April 18, 2006, Brian Morrow was named as Chief Operating Officer of the company. Mr. Morrow, 55, joined the company in December 2005 as General Manager of the IPTV Solutions division. From June 2005 until joining the company, Mr. Morrow served as President and Chief Operating Officer for Analytical Surveys, Inc. From January 2003 to June 2005, Mr. Morrow served as a certified management consultant to various companies, including Eagle Broadband. From March 2001 to March 2002, he served as chairman of the 50-company Peer-To-Peer Working Group, an international industry association that included businesses such as Intel, HP, Cisco, and NTT. From July 2000 to December 2002, he served as president and chief operating officer of Endeavors Technology, a Java and .NET Web Services start-up company that developed Web collaboration and application delivery enterprise software, and was acquired by U.K.-based Tadpole Technology. He holds a BS degree from Dalhousie University and an MBA in Finance from the University of Ottawa. Mr. Morrow has not been involved with a related transaction or relationship as defined by Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BROADBAND, INC.
                 (Registrant)

/s/ DAVID MICEK

David Micek
President and Chief Executive Officer

DATE: April 24, 2006